Exhibit 10.28

[LETTERHEAD OF PHILIP MORRIS INTERNATIONAL MANAGEMENT SA]

To: Miroslaw Zielinski

Lausanne, December 12, 2013

Dear Miroslaw,

The Senior Management Team has decided to implement certain changes to the Global Variable Compensation Program (which includes both the Incentive Compensation Award and the Equity Award) and to the Executive Banding structure.

Details of the changes and their context were set out in the communication from Kevin Click on October 17, 2013.

Following these changes, your role has been designated as Grade 25. I am pleased to inform you that this represents an uplift to your grade as compared with the corresponding grade for your previous band. Your annual base salary and position in range are unaffected by this change. The targets for Grade 25 for the Plan Year 2014 are as follows:

•	Incentive Compensation award target based on an IC business rating of 100% and an “Optimal” individual performance rating is 100%.

•	Equity award target based on a stock business rating of 100% and an “Optimal” individual performance rating is 175%.

Please note that the above targets may be amended at the discretion of the Company at any time without prior notice, and are in any event reviewed annually.

These changes will take effect on January 1, 2014. The changes will not affect any awards under the Global Variable Compensation Program in respect of 2013 (which are payable in 2014), but will be applicable to any awards in respect of 2014.

Sincerely yours,

/s/ KRISTIN HOLTER
Kristin Holter
Director Human Resources Switzerland

Philip Morris International Management SA, Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01